Exhibit 99

Media Contacts

Bill Dietrick

Proto Labs, Inc.

763-479-7664

bill.dietrick@protolabs.com

Mike Stephenson

LaBreche for Proto Labs, Inc.

612-767-7632

mstephenson@labreche.com

For Immediate Release

Doug Kohrs to join Proto Labs Board of Directors

Maple Plain, Minnesota – April 3, 2012 – Proto Labs, Inc. (NYSE: PRLB), a leading online and technology-enabled quick-turn manufacturer, today announced that Doug Kohrs, President and CEO of Tornier, N.V., a global medical device company, was appointed to its Board of Directors, bringing the board’s size to 9 members.

“Doug has impressive leadership experience with a variety of highly successful, technology-based public companies, said Brad Cleveland, President and CEO of Proto Labs. “We are excited to welcome Doug to our Board and look forward to benefitting from his insights.”

Prior to joining Tornier, Mr. Kohrs served as President and Chief Executive Officer of American Medical Systems Holdings, Inc., a publicly held medical device company that was acquired by Endo Pharmaceuticals Holdings Inc. Mr. Kohrs also served as Chairman of the Board of American Medical Systems Holdings.

During the past 10 years, Mr. Kohrs has served on the board of directors of nine different medical device companies, including ev3 Inc., a publicly held medical device company that was acquired by a wholly-owned subsidiary of Covidien Group S.a.r.l, and Kyphon, Inc., a publicly held medical device company that was acquired by Medtronic, Inc.

Mr. Kohrs holds a Master of Business Administration from Northeastern University, a Bachelor of Science in Bioengineering from Texas A&M University and a Bachelor of Arts in Engineering Sciences from Austin College.

About Proto Labs, Inc.

Proto Labs is a leading online and technology-enabled quick-turn manufacturer of custom parts for prototyping and short-run production. Proto Labs provides “Real Parts, Really Fast” to product developers worldwide. Proto Labs utilizes computer numerical control (CNC) machining and injection molding to manufacture custom parts for our customers. For more information, visit protolabs.com.

Cautionary Note Regarding Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of Proto Labs to be materially different than those expressed or implied in such statements. Certain of these risk factors and others are described in the “Risk Factors” section of the final prospectus relating to the initial public offering, as filed with the SEC, as well as in Proto Labs’ subsequent reports filed with the SEC. Other unknown or unpredictable factors also could have material adverse effects on Proto Labs’ future results. The forward-looking statements included in this press release are made only as of the date hereof. Proto Labs cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Proto Labs expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances.